---------------------------
MEMORANDUM OF AGREEMENT       blerivesina Sbipteaken'
                              Assoeissioaos Memorandum el
                              Agreement For sale and
                              purchase of
                              Aaspr1 by The Bakie end
                              1nsenesosiel /arid= ComWI
                              (BRAM im 1936.
                              Cede-harm SALEFORM 1993
                              Revised 1966. 1993..d
                              191161117.
                              ---------------------------

Dated: August 27, 2007


Voyageur Marine Transport Limited, 171 Metler Rd. RR1, Ridgeville, Ontario, Canada, L0S 1M0 and Voyageur Pioneer Marine Inc., 171 Metler Rd. RR1, Ridgeville, Ontario, Canada, L0S 1M0

hereinafter called the Sellers, have agreed to sell, and

Lower Lakes Towing Ltd, P.O Box 1149, 517 Main Street, Port Dover, Ontario, Canada, N0A 1N0

hereinafter called the Buyers, have agreed to buy the ships described in
Schedule 1.

each of them referred to as a "Vessel" or and collectively as "Vessels", on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price In Clause 1 and in the place of closing stipulated in Clause 8.

"In writing' or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in Schedule 1.

1. Purchase Price : Canadian Twenty-Five Million Dollars (C$25,000.000.00) allocated between the ships described in Schedule 1 as per said schedule.

2.    Payment

The said Purchase Price less the sum of C$70,543.00 to be used for the adjustment referred to in Rider Clause 17 shall be paid in full free of bank charges to Sellers at closing as per Sellers' Fund Directions.

3.    Inspections

a) The Buyers have inspected and accepted the Vessels classification records. The Buyers have also Inspected the Vessels in Duluth Mn.. on July 18, 2007 in the case of the Voyageur Pioneer and in Milwaukee, Ws., on July 21, 2007 in the case of the Voyageur Independent and have accepted the Vessels following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

4.    Notices, time and place of delivery

a) The Vessels shall be delivered and taken over safely afloat at closing subject to Rider Clause 17. Closing is to take place on the date hereof.

5.    Spares/bunkers, etc.

The Sellers shall deliver each of the Vessels to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessels at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tall-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the Property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums the quantity of which is to be ascertained after each of the Vessels has completed the voyage she was undergoing at the time of closing. Said bunkers and unused lubricating oils shall be assessed at the current net market price (excluding barging expenses) at the port and date of completion of the said voyage. Payment under this Clause, net of any amount due by Sellers pursuant to Rider Clause 17, shall be made within one (1) days of the completion of the said voyage.

6.    Documentation

The place of closing: Offices of Ogilvy Renault, Bureau 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario.

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in Canada (the country in which the Buyers are to register the Vessels), warranting that each of the Vessels is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessels.

c) Confirmation of Class issued within 72 hours prior to closing in the case of the Voyageur Pioneer.

d) Current Certificate issued by the competent authorities stating that each of the Vessels is free from registered encumbrances.

e) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessels from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessels. Other certificates which are on board the Vessels shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessels' log books but the Buyers to have the right to take copies of same.

7.    Encumbrances

The Sellers warrant that each of the Vessels, at the time of closing, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

8.    Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag, shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

9.    Condition on delivery

Each of the Vessels with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessels shall be delivered with her class maintained without condition/recommendationo, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery. "inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.
* Notes, if any, In the surveyors report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

10.   Arbitration

a) This Agreement shall be governed by and construed in accordance with Canadian Maritime law and any dispute arising out of this Agreement shall be referred to arbitration in Toronto in accordance with the AMAC Rules one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.


Sellers                                      Buyers
Voyageur Marine Transport Limited            Lower Lakes Towing Ltd.


/s/ Fred Huneault                            /s/ Scott Bravener
------------------------------------         -----------------------------------
By: Fred Huneault, President                 By: Scott Bravener, President

Voyageur  Pioneer  Marine Inc.,  as
registered  owner  of the  Voyageur
Pioneer


/s/ Fred Huneault
------------------------------------
By: Fred Huneault, President

                      RIDER TO THE MEMORANDUM OF AGREEMENT
                              DATED AUGUST 27, 2007
         BETWEEN VOYAGEUR MARINE TRADING LTD AND LOWER LAKES TOWING LTD.

11.   Adjustment

Should the Vessel be engaged in a voyage at the time of closing, the parties agree to the following:

a) The Vessel shall be allowed to continue her voyage and discharge her cargo at destination.
b) All costs to complete the voyage, including but not restricting to, stevedoring, port charges, pilotage fees and seaway tolls, if any, that shall be paid by the Buyers as owners are to be assumed by the Sellers.
c) Wages of crew and cost of victualling the ship until discharge of the cargo, and other like expenses, are to be assumed by the Sellers as well.
d) All such costs and expenses shall be deducted from the balance of the Purchase Price and any amount left shall be remitted to the Sellers, once the said adjustment has been completed.
e) Any cargo claim arising from the said voyage shall be handled and ultimately settled by the Sellers at no cost to the Buyers. Should the Sellers fail to handle such a claim or fail to settle same, the Buyers shall have the right, but not be obliged, to handle, defend, compromise or settle the claim, in which case, the Sellers shall be responsible to reimburse the Buyers for the expenses incurred in so doing, including, all reasonable legal fees.

12.   Assignment

      Buyers may assign this Memorandum of Agreement, or any rights hereunder,to its lenders, in its sole discretion at any time, without the consent of Voyageur.

                    SCHEDULE 1 TO THE MEMORANDUM OF AGREEMENT
                              DATED AUGUST 27, 2007
         BETWEEN VOYAGEUR MARINE TRADING LTD AND LOWER LAKES TOWING LTD.

SHIP #1

Name:                          Voyageur Independent
Classification Society/Class:  N/A              /
Built:                         1952             By: Defoe Shipbuilding Co., Bay City, MI. USA
Flag:                          Canadian         Place of Registration:  Hamilton
Call Sign:                                      Grt/Nrt:  12,296.00 t / 5,581.00 t
Register Number:               827118
Allocated value:               11,500,000.00

SHIP #2

Name:                          Voyageur Pioneer
Classification Society/Class:  Lloyd's/100A1 Bulk Carrier
Built:                         1983             By:  Govan Shipbuilders Ltd, Glasgow, Scotland
Flag:                          Canadian         Place of Registration:  Hamilton
Call Sign:                                      Grt/Nrt:  22,388.00 t / 11,648.00 t
Register Number:               395510
Allocated value:               13,500,000.00